                                                                    EXHIBIT 23.1

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

    We consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-102988, 333-85160, 333-61866, 333-25661, 333-32159,
333-23085, 333-17501, 333-03507 and 33-107755) and the Registration Statements
Form S-8 (Nos. 333-30558, 333-46990, 333-81243, 333-105694 and 333-105693),
pertaining to the 1992 Stock Option Plan, the 1993 Non-Employee Directors' Equity Incentive Plan and the 2000 Employee Stock Purchase Plan of Questcor Pharmaceuticals, Inc. of our report dated February 12, 2004, with respect to the financial statements and schedules of Questcor Pharmaceuticals, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2003.

                                                /s/ Ernst & Young LLP


Palo Alto, California
March 29, 2004